CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS HEREOF DENOTED WITH “***”	Exhibit 10.1

***CONFIDENTIAL TREATMENT REQUESTED*** Note: The portions hereof for which confidential treatment are being requested are denoted with highlighted, bold and underlined language

(1) ELEPHANT TALK COMMUNICATIONS, INC. (2) THE SHAREHOLDERS OF VALIDSOFT LIMITED and (3) VALIDSOFT LIMITED HEADS OF TERMS relating to proposed acquisition of Validsoft Limited Date: November 2, 2009

Brierly Place, New London Road, Chelmsford, Essex CM2 0AP Tel 01245 211211 Fax 01245 354764 DX 89703 Chelmsford www.wollastons.co.uk

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

BETWEEN:

(1)           Elephant Talk Communications, Inc. ("Buyer");

(2)           The Shareholders of Validsoft Limited as listed in Appendix 1 attached hereto (the"Shareholders"); and

(3)           Validsoft Limited (the "Company").

Date: November 2, 2009

Dear Sirs,

Proposed acquisition of all of the outstanding shares in ValidSoft Limited (a private company incorporated in the Republic of Ireland) by Elephant Talk Communications, Inc.

Further to our recent discussions, these heads of terms set out the principal terms and conditions on, and subject to which Buyer is willing to purchase all of the outstanding shares in the Company from the Shareholders, with the intention of owning 100 per cent. of the Company, all subject to the agreement and signing by the parties of detailed, legally binding documentation (the "Proposed Transaction").

These heads of terms are not exhaustive, and are not intended to be legally binding between Buyer and the Company and/or the Shareholders except as specifically set out in this letter.

1	Shares to be acquired

Buyer proposes to acquire, and the Shareholders propose to sell, all of the outstanding shares in the Company free from all encumbrances.

2	Consideration for shares

2.1	Subject to clause 2.2, the consideration (the “Acquisition Consideration”) for the acquisition of the share interests in the Company shall be as follows:

2.1.1	common shares of Buyer equal to 20 per cent. of the issued and outstanding common shares of Buyer as of February 1, 2009 (“Buyer Shares”);

2.1.2	warrants to purchase common shares of Buyer (such consideration warrants to have the terms set forth in clause 2.6) equal to;

2.1.2.1	20 per cent. of the issued and outstanding warrants of Buyer as of February 1, 2009; and

2.1.2.2	20 per cent. of the issued and outstanding options of Buyer as of February 1, 2009,

(“Buyer Warrants”).

2.2
75 per cent. of the Buyer Shares and Buyer Warrants set forth in clause 2.1 shall be issued to the Shareholders at completion.  The remaining 25 per cent. of the Buyer Shares and Buyer Warrants (collectively, the “Contingent Consideration”) shall be issued to the Shareholders at completion but shall be placed into escrow and released to the Shareholders from escrow as follows:

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

2.2.1
subject to clause 2.2.2, in the event that the Company achieves actual cumulative gross revenues (the "Company Revenues") of a percentage of the actual cumulative gross revenues achieved by Buyer (including landline & customized mobile services) over the calendar periods 2010 to 2012 (the “Buyer Revenues”) as set out on the x-axis set out at Appendix 2, then the amount of the Contingent Consideration set out on the y-axis in Appendix 2 which intersects with the relevant x-axis value on the graph line set out in Appendix 2 (the "Graph") shall be released to the Shareholders. For the avoidance of doubt, the existing high revenue, low margin telephone PRS land line business will only be included at 15 per cent. of the cumulative gross revenue generated by Buyer.

In addition, for the avoidance of doubt, in respect of revenues generated under the collaboration agreement between Buyer and the Company dated June 30, 2009 (the "Collaboration Agreement") ***, the revenues earned by the Company and the Buyer will be in accordance with the Net Revenue percentage split as per the Collaboration Agreement *** save that the party introducing the business will be additionally entitled to the "Marketing & Commissions" revenue.  By way of example only of the revenue calculations in respect of revenue generated under the Collaboration Agreement, and referring to the table set out in Appendix 3, then in Year 1 if the revenue is generated from business introduced by the Company, the relevant revenues for the Company would be the aggregate sum of Euros *** (highlighted in light blue as "Marketing & Commissions") and Euros *** (highlighted in light blue as "Net Revenue – ValidSoft"), and the relevant revenues for the Buyer would be Euros *** (highlighted in yellow as "Net Revenue – ET").  Revenues as reflected will be determined as per audited US GAAP statements; and

2.2.2
in the event that the Company Revenues exceed US$*** at any time between completion and the end of calendar year 2012, then the whole of the Contingent Consideration shall immediately be released to the Shareholders.

2.3
In the event none of the performance criteria set forth in clause 2.2 has been achieved at the end of calendar year 2012, the Contingent Consideration shall be forfeited by the Shareholders, released from escrow to Buyer and cancelled.

2.4
While in escrow, the Contingent Consideration shall be deemed to be issued and outstanding and the Shareholders shall have all the rights and privileges as though such shares and warrants were not in escrow (including without limitation all dividend and distribution rights and the right to vote the Buyer Stock at any meeting of the shareholders of Buyer).

2.5	In the event of a change of control in Buyer at any time after completion and prior to the end of calendar year 2012, the Contingent Consideration will vest as follows:

2.5.1
subject to clause 2.5.2, the Company Revenues between the date of completion and the date on which the change of control becomes unconditional shall be assessed as a percentage of the Buyer Revenues in accordance with clause 2.2.1 and the result shall be increased pro rata as though such levels of performance of the Company and Buyer over such period had continued to be achieved over the full calendar periods 2010 to 2012.  The resulting percentage shall be multiplied by 1.5, and the result of that calculation shall be applied to the x-axis in Appendix 2 and there shall be released to the Shareholders the amount of Contingent Consideration shown on the y-axis of Appendix 2 which intersects with such x-axis value on the Graph;

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

2.5.2
in the event of a change of control of Buyer within the first 12 months from the date of completion, a minimum of half of the Contingent Consideration shall be released to the Shareholders (where that is greater than would otherwise be released pursuant to clause 2.5.1).

Notwithstanding the foregoing, in no event will the more than the 25 per cent. of the Buyer Shares and Buyer Warrants that constitutes the Contingent Consideration vest upon a change of control of Buyer.  For purposes of this clause, "change of control" means: (i) the sale, transfer, assignment or other disposition (including by merger or consolidation, but excluding any sales by shareholders made as part of an underwritten public offering of the common stock of Buyer) by the shareholders of Buyer, in one transaction or a series of related transactions, of more than 50 per cent. of the voting power represented by the then outstanding capital stock of Buyer to one or more persons; or (ii) the sale of substantially all the assets of Buyer (other than a transfer of financial assets made in the ordinary course of business for the purpose of securitization).

2.6
The Buyer Warrants shall have a maximum term of 3 years from the date of issue and an exercise price of US$0.63 per share.  The Buyer Warrants shall set forth that the warrants must be immediately exercised  in the event the average sales prices of the common shares of Buyer during the preceding 20 trading day period equals or exceeds US$3.75 per share.  The exercise price of the Buyer Warrants may be paid in cash or through a cashless exercise.  If there is a variation of the share capital of the Buyer following the date of issue of the Buyer Warrants (including without limitation a capitalisation issue, consolidation or sub-division), the number and description of Buyer Warrants shall be adjusted in an appropriate manner in line with such variation (though the total amount payable on exercise shall not be increased).

2.7	The payment set out in clause 2.1 above is predicated on the consolidated net asset value position of the Company and its group on January 31, 2009 being zero.

2.8
The Acquisition Consideration shall be subject to a 2-year post-completion restriction placed upon the Company’s management and either (i) a 12-month post-completion restriction or (ii) a 6-month restriction to run from completion of Buyer’s rights offering (whichever expires first) upon the Company’s other shareholders regarding the sale, transfer and disposition of the Buyer Shares.

3	Conditions

The Proposed Transaction is conditional on the parties signing detailed and legally binding documentation in relation to the Proposed Transaction.

4	Conduct of Business and Exclusivity

4.1	This paragraph 4 is legally binding.

4.2
Until the completion of the Proposed Transaction, or delivery of written notice that negotiations between the parties with respect to the Proposed Transaction contemplated hereunder have ended, whichever is earlier, (i) the Shareholders shall cause the Company to conduct its business in the ordinary course, consistent with its past practices, (ii) the Company shall not engage in any extraordinary transactions without Buyer’s prior written consent, which consent shall not unreasonably be withheld or delayed, and (iii) the Shareholders shall not subject the equity of the Company or any of the Company’s assets to any lien, charge or other encumbrance.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

4.3
In consideration of Buyer devoting time and resources to due diligence activities and the negotiating the Proposed Transaction, the Company and each Shareholder agrees that for a period from the date hereof until 31 December 2009, or upon delivery of written notice that the negotiations between the parties with respect to the Proposed Transaction has ended, whichever is first, it, he or she will not, and it, he or she will cause the Company to not, directly or indirectly, solicit or entertain offers from, negotiate with, or in any manner initiate, encourage, discuss, accept or consider any proposal of any other individual or entity relating to the acquisition of the Company’s equity, the assets of the Company, or the equity or assets of any subsidiary of the Company, whether through direct purchase, merger, consolidation or other business combination or transaction.  The Company and each Shareholder further agrees to suspend any pre-existing discussion with all parties other than Buyer regarding any such solicitation or offer, whether for the equity of the Company, the Company’s assets or the equity or assets of any subsidiary of the Company.

4.4
Each party acknowledges that the other party will incur significant costs, expenses and outgoings in relation to the proposed acquisition and Negotiations (as defined in clause 6.2 below) after the date of this letter, and in consideration of the parties continuing discussions in relation to the proposed acquisition, unless Buyer and the Company otherwise agree in writing or unless the Company is the subject of a bankruptcy proceeding, if a party (the "Withdrawing Party") (i) breaches clauses 4.2 or 4.3, (ii) terminates Negotiations with respect to the Proposed Transaction before 31 December 2009 without Good Cause, or (iii) that party does not complete or advises that they are unable to complete the Proposed Transaction substantially upon the terms set out herein by 31 December 2009, a break fee of Euros 2,000,000 (the "Break Fee") shall be payable by Buyer (if Buyer is the Withdrawing Party) or by the Company (if the Withdrawing Party is the Company or one or more of the Shareholders).

"Good Cause" shall mean:

4.4.1
in respect of Buyer, (i) that would result in the breach of a statutory, fiduciary or other duty of a director of Buyer, (ii) the failure to obtain approval by the board of directors of Buyer or (iii) that would result in the violation of applicable law.

4.4.2
in respect of the Company or any Shareholder, as applicable, shall be (i) that would result in the breach of a statutory, fiduciary or other duty of a director of such party, (ii) the failure to obtain approval by the board of directors of the Company or (iii) that would result in the violation of applicable law.

4.5	A payment of the Break Fee must be made within five business days of receipt of a written demand from the relevant party.

4.6
If Buyer or the Company, as the case may be, pays the Break Fee to the other, the paying party will have no further or other liability to the other party in connection with any breach of this paragraph 4

4.7
Subject to the Shareholder’s statutory and fiduciary duty to the Company in his or her capacity as a director of the Company, if applicable, each of the Shareholders confirms that he/she/it shall not exercise any right of veto or consent or similar right, whether under a contract or agreement with the Company or any other Shareholders or under the Company's articles of association or otherwise, with a view to opposing or preventing the Proposed Transaction from taking place substantially on the terms set out herein or withholding any consent required in connection therewith, and to the extent that his/her/its shareholding allows it shall exercise all rights in respect thereof with a view to facilitating the Proposed Transaction substantially on the terms set out herein.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

5	General

5.1	This paragraph 5 is legally binding.

5.2
Subject to the provisions of clause 4 above in respect of the Break Fee, Buyer is responsible for its costs and the Company is responsible for its and the Shareholders' costs in connection with the Proposed Transaction, whether or not it proceeds (including (without limitation) the preparation and negotiation of these heads of terms and any documents contemplated by them).

5.3
"Confidential Information" includes (without limitation) these heads of terms and all and any information in whatever form (including in written, oral, visual or electronic form, or on tape or disk) relating to the party disclosing such information, or any entity that is (or was at the date of this agreement) in the disclosing party’s group, that has been directly or indirectly disclosed, whether before or after the date of this agreement, to the party receiving such information or any of its officers, directors, employees, representatives or agents by the disclosing party or any of its officers, directors, employees, representatives or agents.

5.4
Subject as may be required by law and save in respect of any matter which is at the relevant time in the public domain or may be released to the public domain otherwise than by way of a breach of this clause 5, the receiving party shall not at any time disclose or make use of any knowledge of any Confidential Information other than for the purpose of evaluating, negotiating, entering into and completing the Proposed Transaction.

5.5
The receiving party shall indemnify and hold harmless the disclosing party and its directors, officers, employees, affiliates and agents from and against any and all (direct but not consequential) losses, claims, damages and liabilities, including but not limited to reasonable attorneys’ fees and litigation expenses, to which any such person may become subject arising out of, or in connection with, the receiving party’s breach of this paragraph 5.

6	Governing Law, Counterparts and Third Party Rights

6.1	This paragraph 6 is legally binding.

6.2
These heads of terms and the negotiations in connection with the proposed acquisition (the "Negotiations"), shall be governed by, and construed in accordance with, the laws of New York.  The governing law for the definitive agreement and any ancillary agreements related thereto shall be the laws of New York.

6.3
Each party irrevocably agrees to submit to the exclusive jurisdiction of the US federal courts situated in New York, as regards any claim or matter arising under, or in connection with, these heads of terms and the Negotiations.  The parties further agree that service of process shall be proper if served by hand delivery or reputable overnight carrier to a party at the address provided herein.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

6.4	These heads of terms may be executed in any number of counterparts, each of which is an original and which together shall have the same effect as if each party had signed the same document.

6.5	These heads of terms are made for the benefit of the parties to them and are not intended to benefit, or be enforceable by, anyone else.

6.6
These heads of terms and all attached Appendices constitute the entire agreement of the parties with respect to the subject matter hereof, superseding all prior agreements and understandings of the parties, written and verbal, and may be amended or supplemented only in writing and signed by the parties.  For the avoidance of doubt, these heads of terms supersede the Heads of Terms between the parties dated February 23, 2009, as amended by that certain side letter of April 24, 2009 and extension agreement dated June 30, 2009.  The clause headings contained in these heads of terms are for convenience of reference only.  Unless required by applicable law, no party hereto shall issue a press release regarding the transactions set forth herein without the consent of the other parties, which consent shall not be unreasonably withheld and/or delayed.

6.7
Except as specifically set out in this letter, the parties acknowledge that these heads of terms are not intended to constitute a binding agreement and that an agreement will not exist unless and until the parties have executed detailed and legally binding documentation for the proposed acquisition.  The parties agree to undertake Negotiations in good faith and use good faith efforts to enter into a detailed and legally binding documentation for the proposed acquisition within 30 days from the date of this letter.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

APPENDIX 1

Shareholders

Shareholder	Address
Patrick Carroll	403 Altmore House, Tara Street, Tullamore, Co Offaly
Joseph Farrell	19 Newlands Drive, Clondalkin, Dublin 22
Philip Kelly	Dun Dalgan, Ross Road, Screggan, Tullamore, Co. Offaly.
Kenneth Leonard Shovell	64 Adam & Eve Mews, London W8 6UJ, UK
Michael James Skells	Rose House, Link Lane, Bentley, Suffolk, 1PQ 2DP, UK
Matthew James Peddlesden	257 Harrow Road, Leytonstone, London E11 EQA UK
Donall Macdara O’Suilleabhain	1 Roseberry, Newbridge, Co Kildare
John Robert Petersen	5A Crabtree Lane, London SW6 6LT UK
Jonathan Mark Alford	79 Nightingale Lane, London SW6, 6LT UK
Jonathan Mark Murphy	Cider Press Cottage, Blakeney Hill, Gloucestershire, GL15 4BS, UK
Gregory Jude Marks	57 Jamestown Park, Ratoath, Co Meath
Seamus Kane	27 Glendanial, Rathan Road, Tullamore, Co Offaly
Luke Carberry	Spollenstown, Tullamore, Co Offaly
Terence Williams	Hembury Mount Avenue, Shenfield, Essex CM13 2PB
Hank Uberoi	321 Upper Mountain Ave, Montclair New Jersey 07043 USA
Enterprise Ireland	Wilton Park House, Wilton Place, Dublin 2
Timothy Neo Poh Thiam	56 Bridport Avenue, Singapore 559346
Phil Hickman	27 Peaks Hill, Purley Street, Surrey CR8 3JG

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

APPENDIX 2

Graph

y-axis

***

x-axis

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

APPENDIX 3

Sample Revenues Table

***

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

Signed: ......................................................

Print name: ………………………………….

on behalf of Elephant Talk Communications, Inc.

Address: Schiphol Boulevard 249, 1118 BH Luchthaven Schiphol, Netherlands

Signed: ……….......................................... Print name: ………………………………… on behalf of Validsoft Limited Address: Victoria House, 64 Paul Street, London EC2A 4NG
Signed: ……….......................................... Patrick Carroll
Signed: ……….......................................... Joseph Farrell
Signed: ……….......................................... Philip Kelly
Signed: ……….......................................... Kenneth Leonard Shovell
Signed: ……….......................................... Michael James Skells
Signed: ……….......................................... Matthew James Peddlesden

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

Signed: ……….......................................... Donall Macdara O’Suilleabhain
Signed: ……….......................................... John Robert Petersen
Signed: ……….......................................... Jonathan Mark Alford
Signed: ……….......................................... Jonathan Mark Murphy
Signed: ……….......................................... Gregory Jude Marks
Signed: ……….......................................... Seamus Kane
Signed: ……….......................................... Luke Carberry
Signed: ……….......................................... Terence Williams
Signed: ……….......................................... Hank Uberoi
Signed: ……….......................................... Print name: …………………………………. on behalf of Enterprise Ireland

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

Signed: ……….......................................... Timothy Neo Poh Thiam
Signed: ……….......................................... Phil Hickman